EXHIBIT 99.1 NEWS RELEASE INVESTOR RELATIONS CONTACT: J. Eric Bjornholt -- CFO..... (480) 792-7804

MICROCHIP TECHNOLOGY ANNOUNCES FINANCIAL RESULTS
FOR THIRD QUARTER OF FISCAL YEAR 2020

◦	Net sales of $1.287 billion, down 3.8% sequentially and down 6.4% from the year ago quarter. The midpoint of our updated net sales guidance provided on January 6, 2020 was $1.285 billion.

◦
On a GAAP basis: gross margin of 61.0%; operating income of $131.2 million; net income of $311.1 million; and EPS of $1.20 per diluted share. Our guidance provided on December 3, 2019 was GAAP (loss) earnings per share of $(0.03) to $0.04 per diluted share.

◦
On a Non-GAAP basis: gross margin of 61.5%; operating income of $452.1 million and 35.1% of net sales; net income of $340.8 million and EPS of $1.32 per diluted share. Our guidance provided on December 3, 2019 was Non-GAAP EPS of $1.19 to $1.30 per diluted share.

◦	End-market demand of $1.324 billion was $36.1 million higher than net sales.

◦	Cash flow from operations of $395.5 million.

◦	Paid down $257.0 million of debt in the December 2019 quarter. Cumulatively paid down almost $2 billion of debt over the last six quarters.

◦	Record quarterly dividend declared of 36.70 cents per share.

CHANDLER, Arizona - February 4, 2020 - (NASDAQ: MCHP) - Microchip Technology Incorporated, a leading provider of smart, connected and secure embedded control solutions, today reported results for the three months ended December 31, 2019 as summarized in the following table:

(in millions, except per share amounts and percentages)	Three Months Ended December 31, 2019
Net sales	$1,287.4
	GAAP	% of Net Sales	Non-GAAP[1]	% of Net Sales
Gross margin	$785.5	61.0%	$791.2	61.5%
Operating income	$131.2	10.2%	$452.1	35.1%
Other expense	$(120.6)		$(89.5)
Income tax (benefit) provision	$(300.5)		$21.8
Net income	$311.1	24.2%	$340.8	26.5%
Net income per diluted share	$1.20		$1.32
(1) See the "Use of Non-GAAP Financial Measures" section of this release.

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Microchip Technology Incorporated 2355 West Chandler Blvd. Chandler, AZ 85224-6199 Main Office 480•792•7200

Microchip Technology Reports
Third Quarter Fiscal 2020
Financial Results

GAAP net sales for the third quarter of fiscal 2020 were $1.287 billion, down 6.4% from net sales of $1.375 billion in the prior year's third fiscal quarter.

GAAP net income for the third quarter of fiscal 2020 was $311.1 million, or $1.20 per diluted share, up from GAAP net income of $49.2 million, or $0.20 per diluted share, in the prior year's third fiscal quarter. For the third quarters of fiscal 2020 and fiscal 2019, GAAP net income was significantly adversely impacted by purchase accounting adjustments associated with our acquisitions. In the third quarter of fiscal 2020, GAAP net income was significantly positively impacted by the tax benefit related to the intra-group transfer of certain intellectual property rights.

Non-GAAP net income for the third quarter of fiscal 2020 was $340.8 million, or $1.32 per diluted share, down from non-GAAP net income of $381.8 million, or $1.56 per diluted share, in the prior year's third fiscal quarter. For the third quarters of fiscal 2020 and fiscal 2019, our non-GAAP results exclude the effect of share-based compensation, expenses related to our acquisition activities (including intangible asset amortization, inventory valuation costs, severance and other restructuring costs, and legal and other general and administrative expenses associated with acquisitions including legal fees and expenses for litigation and investigations related to our Microsemi acquisition), IT security remediation costs, non-cash interest expense on our convertible debentures, losses on the settlement of debt, and gains and losses related to available-for-sale investments. For the third quarters of fiscal 2020 and fiscal 2019, our non-GAAP income tax expense is presented based on projected cash taxes for the fiscal year, excluding transition tax payments under the Tax Cuts and Jobs Act. A reconciliation of our non-GAAP and GAAP results is included in this press release.

Prior to the fourth quarter of fiscal 2019, we reported non-GAAP net sales based on end-market demand, which excluded the effect of our distributors increasing or decreasing their inventory holdings. Beginning with the fourth quarter of fiscal 2019, we changed the information included in our financial guidance and provide net sales guidance based on sell-in revenue recognition under the new GAAP standard.

Microchip announced today that its Board of Directors has declared a record quarterly cash dividend on its common stock of 36.70 cents per share. The quarterly dividend is payable on March 6, 2020 to stockholders of record on February 21, 2020.

"We experienced strong bookings activity throughout the December 2019 quarter and upwardly revised our quarterly financial guidance twice after our original guidance on November 5, 2019," said Steve Sanghi, Chief Executive Officer. "Our December 2019 quarterly net sales were near the high end of our most recent guidance from January 6, 2020 at $1.287 billion, which was down 3.76% sequentially. Our non-GAAP gross margins were

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Microchip Technology Reports
Third Quarter Fiscal 2020
Financial Results

61.5% and our non-GAAP operating margin were 35.1%, both of which were above the high-end of our most recent guidance range. We delivered $1.32 of non-GAAP diluted earnings per share, which was also above the high-end of our most recent guidance."

Mr. Sanghi added, "End-market demand, which reflects sell-through activities in the distribution channel, was $36.1 million higher than GAAP (sell-in) revenue in the December 2019 quarter, the seventh consecutive quarter that end-market demand has exceeded sell-in revenue. As a result, distribution inventory days declined during the quarter and are at very low levels."

"The end-market demand for our microcontroller business was down 1.1%, for our analog business was down 3.6% and for our FPGA business was flat compared to the September 2019 quarter. Microcontrollers represented 53.6%, analog represented 28.1% and FPGA represented 6.9% of our end-market demand in the December quarter. We continue to introduce a steady stream of new and innovative microcontroller, analog and FPGA solutions that we believe position us well for future growth," said Ganesh Moorthy, President and Chief Operating Officer.

Mr. Moorthy added, "While our bookings and backlog trends have not changed since our business update press release on January 6, the Coronavirus situation is rapidly evolving and most Chinese provinces have extended the Chinese New Year holidays in response to the spread of the virus. We have taken preventive measures to help ensure the safety of our employees and have completed a first pass assessment of our supply chain and currently believe our risk is low. However, it is too early to determine the impact to our customers as many of them are still not back from their holidays. We continue to actively monitor the progression of the Coronavirus events and plan to take additional actions as needed."

Eric Bjornholt, Microchip's Chief Financial Officer, said, "We paid down $257.0 million of total debt during the December quarter, reflecting a cumulative pay down of almost $2 billion over the past six quarters, as we have actively managed the working capital requirements for the business. We will continue to use substantially all of our excess cash generation after dividends to reduce the amount of debt on our balance sheet as quickly as possible."

Mr. Sanghi concluded, "Our March quarter backlog is significantly higher than the December quarter backlog was at the same point in the quarter. We are experiencing an increased level of customer requested expedited shipments and we are calling the December 2019 quarter as the bottom of the cycle for Microchip barring any negative developments on the US/China trade front, or the impact of Coronavirus . Based on our analysis for our business and the current economic backdrop, we estimate our net sales in the March 2020 quarter to be up

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Microchip Technology Reports
Third Quarter Fiscal 2020
Financial Results

between 2% and 9% sequentially. The midpoint of our guidance for the March 2020 quarter reflects what we believe our business can deliver assuming no extraordinary events. However, the wider than normal guidance range is to help account for the uncertainty associated with the evolving Coronavirus situation. We are still in the early days of how this situation is playing out. We have no way to model how the rest of the quarter will play out for the Coronavirus situation, and what the consequent business impact may be, but we believe that our guidance range incorporates our best judgment for the possible scenarios."

Microchip's Highlights for the Quarter Ended December 31, 2019:

•
Introduced the radiation-tolerant PolarFire® FPGA, enabling high-throughput on-orbit processing space systems with very low power consumption and heat generation and optimized to meet the demanding requirements of spacecraft payload systems high-speed data paths.

•
Announced the Early Access Program for the PolarFire® system-on-chip (SoC) field programmable gate array (FPGA), offering the world’s first hardened real-time, Linux® capable, RISC-V-based microprocessor subsystem on the award-winning, mid-range PolarFire FPGA family, bringing low power consumption, thermal efficiency and defense grade security to embedded systems.

•
Introduced the next-generation Bluetooth 5.0-qualified dual-mode audio IC and fully certified module to help Bluetooth® speaker and headphone manufacturers maintain product differentiation in the wireless audio market, with the 5.5 x 5.5 mm, low-power IS2083BM IC and the BM83 module.

•
Delivered the new family of Serial Peripheral Interface EERAM memory products, providing system designers up to 25 percent cost savings over the current serial NVRAM alternatives. The family introduces four reliable SPI densities to Microchip’s EERAM portfolio.

•
Introduced production-ready open source tools for managing its Adaptec® Smart Storage HBA, SmartHBA and SmartRAID offerings in OpenStack data centers, to simplifies configuration, deployment and management of storage resources.

•
Announced an added capability to Adaptec Smart Storage adapters, to now seamlessly interoperate with MegaRAC® SP-X remote monitoring and diagnostics firmware from American Megatrends (AMI), supporting its MegaRAC solution development framework.

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Microchip Technology Reports
Third Quarter Fiscal 2020
Financial Results

•
Announced easing the transition with IEEE 802.3bt-2018-compliant PoE injectors and midspans for users and power sourcing equipment chipsets for system developers that enable both pre-standard and IEEE-compliant PDs to receive up to 90W of power without changing switches or cabling.

•
Announced industry support for development of the Open Compute Project’s Accelerator Infrastructure form factors and interconnects through its PCIe® Switches that provide high-performance connectivity to enable interoperable artificial intelligence (AI) hardware accelerators.

Fourth Quarter Fiscal Year 2020 Outlook:

Beginning with the fiscal quarter ending March 31, 2019, we changed the information included in our financial guidance in response to comments from and discussions with the Staff of the Securities and Exchange Commission. We are now providing net sales guidance based on sell-in revenue recognition under the new GAAP standard. We are also providing guidance and reporting non-GAAP gross margin percentage, operating expense percentage, operating profit percentages and diluted earnings per share based on sell-in GAAP revenue. We are also providing information on end-market demand so that investors will have information on the consumption in the marketplace of our products by our customers or our distributors. We do not use end-market demand for any of our non-GAAP income statement calculations. Please see "Use of End-Market Demand Metric" below for information on how we calculate end-market demand.

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Microchip Technology Reports
Third Quarter Fiscal 2020
Financial Results

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. We are not able to predict whether inventory at our distributors will increase or decrease and are therefore providing a range of GAAP net sales guidance. In recent years, we have seen net inventory at our distributors increase or decrease by a significant amount in a single quarter.

Microchip Consolidated Guidance
Net Sales	$1.313 to $1.403 billion
	GAAP	Non-GAAP Adjustments	Non-GAAP[1]
Gross Margin	61.1% to 61.5%	$5.5 to $6.0 million	61.5% to 61.9%
Operating Expenses[2]	46.9% to 49.3%	$303.0 to $307.0 million	25.0% to 26.2%
Operating Income	11.8% to 14.6%	$308.5 to $313.0 million	35.3% to 36.9%
Other Expense, net	$117.0 to $119.0 million	$31.0 million	$86.0 to $88.0 million
Income Tax Provision	$2.0 to $19.0 million[3]	$5.6 to $21.8 million	$23.8 to $24.6 million[4]
Net Income	$36.0 to $66.8 million	$317.7 to $338.4 million	$353.7 to $405.2 million
Diluted Common Shares Outstanding	Approximately 261.4 to 267.8 million shares		Approximately 261.4 to 267.8 million shares
Earnings per Diluted Share	14 to 25 cents	$1.21 to $1.26	$1.35 to $1.51

[1]	See the "Use of Non-GAAP Financial Measures" section of this release for information regarding our non-GAAP guidance.

[2]
We are not able to estimate the amount of certain Special Charges and Other, net that may be incurred during the quarter ending March 31, 2020. Therefore, our estimate of GAAP operating expenses excludes certain amounts that may be recognized as Special Charges and Other, net in the quarter ending March 31, 2020.

[3]	The forecast for GAAP tax expense excludes any unexpected tax events that may occur during the quarter, as these amounts cannot be forecasted.

[4]	Represents expected cash tax rate for fiscal 2020 excluding any transition tax payments associated with the Tax Cuts and Jobs Act.

•
Microchip's inventory days in the March 2020 quarter are expected to be in the range of 115 to 129 days, compared to 129 days at December 31, 2019. Our actual inventory level will depend on the inventory that our distributors decide to hold to support their customers, overall demand for our products and our production levels.

•
Capital expenditures for the quarter ending March 31, 2020 are expected to be between $20 million and $25 million. Capital expenditures for all of fiscal 2020 are expected to be between $76 million and $81 million. We are continuing to invest in the equipment needed to support the growth of our production capabilities for fast-growing new products and technologies and to bring in-house more of the assembly and test operations that are currently outsourced.

Use of End-Market Demand Metric: End-market demand is the net dollar amount of our products, licensing revenue and other services delivered to our direct (non-distributor) customers and by our distributors to their

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Microchip Technology Reports
Third Quarter Fiscal 2020
Financial Results

customers. We are able to calculate end-market demand based on information that our distributors provide us about their product shipments to their customers and inventory holdings. The value of end-market demand from our distributors is calculated as the net transaction value of these shipments. We believe that our end-market demand metric reflects true end-market demand based on when product is sold to direct customers or by our distributors to an end customer.

Under the new GAAP revenue recognition standard, we are required to recognize revenue when control of the product changes from us to a customer or distributor. We focus our sales and marketing efforts on creating demand for our products in the end markets we serve and not on moving inventory into our distribution network. Therefore, the elements of our internal performance and executive and employee compensation metrics that are based on sales and operating results are measured using the value of the end-market demand for our products. We use end-market demand for these purposes because we do not believe that the underlying value of our business benefits from increases in the value of inventory that is held in the supply chain. As many of our products are designed into customer applications with relatively long lives, such value is only realized when the end-market demand is created and the supply chain sells the inventory to the end customer. We believe the use of end-market demand is also important to investors and users of our financial statements as it reflects the final outcome of our sales activities whereas our GAAP net sales are based on estimates made earlier in (or before the end of) the process of creating and fulfilling demand is complete. We also manage our manufacturing and supply chain operations, including our distributor relationships, towards the goal of having our products available at the time and location the end customer desires. Management uses end-market demand to manage and assess the profitability of our business and when developing and monitoring our budgets and spending. Many of our investors have requested that we disclose end-market demand metric because they believe it is useful in understanding our performance as it provides better information regarding end-market demand for our products. Therefore, we believe that it is useful to investors for us to disclose end-market demand. Our determination of end-market demand metric might not be the same as similarly titled measures used by other companies.

Use of Non-GAAP Financial Measures: Our non-GAAP adjustments, where applicable, include the effect of share-based compensation, expenses related to our acquisition activities (including intangible asset amortization, inventory valuation costs, severance and other restructuring costs, and legal and other general and administrative expenses associated with acquisitions including legal fees and expenses for litigation and investigations related to our Microsemi acquisition), IT security remediation costs, non-cash interest expense on our convertible debentures, losses on the settlement of debt, and gains and losses on available-for-sale investments. For the third quarters of fiscal 2020 and 2019, our non-GAAP income tax expense is presented based on projected cash taxes for the fiscal year, excluding transition tax payments under the Tax Cuts and Jobs Act.

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Microchip Technology Reports
Third Quarter Fiscal 2020
Financial Results

We are required to estimate the cost of certain forms of share-based compensation, including employee stock options, restricted stock units and our employee stock purchase plan, and to record a commensurate expense in our income statement. Share-based compensation expense is a non-cash expense that varies in amount from period to period and is affected by the price of our stock at the date of grant. The price of our stock is affected by market forces that are difficult to predict and are not within the control of management. Our other non-GAAP adjustments are either non-cash expenses, unusual or infrequent items or other expenses related to transactions. Management excludes all of these items from its internal operating forecasts and models.

We are using non-GAAP operating expenses in dollars including non-GAAP research and development expenses and non-GAAP selling, general and administrative expenses, non-GAAP other expense, net, and non-GAAP income tax rate, which exclude the items noted above, as applicable, to permit additional analysis of our performance.

Management believes these non-GAAP measures are useful to investors because they enhance the understanding of our historical financial performance and comparability between periods. Many of our investors have requested that we disclose this non-GAAP information because they believe it is useful in understanding our performance as it excludes non-cash and other charges that many investors feel may obscure our underlying operating results. Management uses these non-GAAP measures to manage and assess the profitability of our business and for compensation purposes. We also use our non-GAAP results when developing and monitoring our budgets and spending. Our determination of these non-GAAP measures might not be the same as similarly titled measures used by other companies, and it should not be construed as a substitute for amounts determined in accordance with GAAP. There are limitations associated with using these non-GAAP measures, including that they exclude financial information that some may consider important in evaluating our performance. Management compensates for this by presenting information on both a GAAP and non-GAAP basis for investors and providing reconciliations of the GAAP and non-GAAP results.

Generally, gross margin fluctuates over time, driven primarily by the mix of products sold and licensing revenue; variances in manufacturing yields; fixed cost absorption; wafer fab loading levels; costs of wafers from foundries; inventory reserves; pricing pressures in our non-proprietary product lines; and competitive and economic conditions. Operating expenses fluctuate over time, primarily due to net sales and profit levels.

Diluted Common Shares Outstanding can vary for, among other things, the trading price of our common stock, the exercise of options or vesting of restricted stock units, the potential for incremental dilutive shares from our convertible debentures (additional information regarding our share count is available in the investor relations section of our website under the heading "Supplemental Financial Information"), and repurchases or issuances of

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Microchip Technology Reports
Third Quarter Fiscal 2020
Financial Results

shares of our common stock. The diluted common shares outstanding presented in the guidance table above assumes an average Microchip stock price in the March 2020 quarter between $100 and $110 per share (however, we make no prediction as to what our actual share price will be for such period or any other period and we cannot estimate what our stock option exercise activity will be during the quarter).

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in millions except per share amounts) (unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net sales	$1,287.4	$1,374.7	$3,947.8	$4,019.7
Cost of sales	501.9	595.1	1,519.6	1,908.8
Gross profit	785.5	779.6	2,428.2	2,110.9

Research and development	217.1	217.7	656.0	611.6
Selling, general and administrative	170.7	174.8	510.9	515.5
Amortization of acquired intangible assets	248.7	193.7	745.4	497.2
Special charges (income) and other, net	17.8	(1.3)	29.5	57.0
Operating expenses	654.3	584.9	1,941.8	1,681.3

Operating income	131.2	194.7	486.4	429.6
Losses on equity method investments	—	(0.1)	—	(0.2)
Other expense, net	(120.6)	(139.6)	(381.8)	(376.1)

Income before income taxes	10.6	55.0	104.6	53.3
Income tax (benefit) provision	(300.5)	5.8	(366.1)	(127.9)
Net income	$311.1	$49.2	$470.7	$181.2

Basic net income per common share	$1.30	$0.21	$1.97	$0.77
Diluted net income per common share	$1.20	$0.20	$1.84	$0.73

Basic common shares outstanding	239.2	236.7	238.5	235.9
Diluted common shares outstanding	258.3	244.6	255.8	249.5

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in millions)

ASSETS

	December 31,	March 31,
	2019	2019
	(Unaudited)
Cash and short-term investments	$402.3	$430.9
Accounts receivable, net	807.5	880.6
Inventories	708.8	711.7
Other current assets	185.4	191.6
Total current assets	2,104.0	2,214.8

Property, plant and equipment, net	909.7	996.7
Other assets	14,574.9	15,138.5
Total assets	$17,588.6	$18,350.0

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable and accrued liabilities	$935.8	$1,013.7
Current portion of long-term debt	1,400.8	1,360.8
Total current liabilities	2,336.6	2,374.5

Long-term debt	8,179.7	8,946.2
Long-term income tax payable	711.4	756.2
Long-term deferred tax liability	386.3	706.1
Other long-term liabilities	358.0	279.5

Stockholders' equity	5,616.6	5,287.5
Total liabilities and stockholders' equity	$17,588.6	$18,350.0

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(in millions except per share amounts and percentages)
(unaudited)

The non-GAAP results for the three and nine months ended December 31, 2018 in the following reconciliation tables have been adjusted from previously reported amounts. The percentages are now calculated based on GAAP net sales whereas the previously reported percentages were calculated based on non-GAAP net sales, which included the impact of changes in distributor inventory levels (sell-through). Please refer to our prior year earnings releases for the previously reported non-GAAP figures.

RECONCILIATION OF GAAP GROSS PROFIT TO NON-GAAP GROSS PROFIT

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Gross profit, as reported	$785.5	$779.6	$2,428.2	$2,110.9
Share-based compensation expense	5.7	3.4	15.8	10.9
Acquisition-related costs	—	—	—	0.2
Excess capacity charges to normalize acquired inventory levels	—	—	—	2.3
Acquired inventory valuation costs	—	74.3	—	363.9
Non-GAAP gross profit	$791.2	$857.3	$2,444.0	$2,488.2
Non-GAAP gross profit percentage	61.5%	62.4%	61.9%	61.9%

RECONCILIATION OF GAAP RESEARCH AND DEVELOPMENT EXPENSES TO NON-GAAP RESEARCH AND DEVELOPMENT EXPENSES

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Research and development expenses, as reported	$217.1	$217.7	$656.0	$611.6
Share-based compensation expense	(21.2)	(19.4)	(63.0)	(53.2)
Acquisition-related costs	—	(0.3)	(0.1)	(1.3)
Non-GAAP research and development expenses	$195.9	$198.0	$592.9	$557.1
Non-GAAP research and development expenses as a percentage of net sales	15.2%	14.4%	15.0%	13.9%

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RECONCILIATION OF GAAP SELLING, GENERAL AND ADMINISTRATIVE EXPENSES TO NON-GAAP SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Selling, general and administrative expenses, as reported	$170.7	$174.8	$510.9	$515.5
Share-based compensation expense	(16.6)	(16.6)	(50.7)	(46.1)
Acquisition-related costs	(10.2)	(5.1)	(24.8)	(37.6)
IT security remediation	(0.7)	—	(5.7)	—
Non-GAAP selling, general and administrative expenses	$143.2	$153.1	$429.7	$431.8
Non-GAAP selling, general and administrative expenses as a percentage of net sales	11.1%	11.1%	10.9%	10.7%

RECONCILIATION OF GAAP OPERATING EXPENSES TO NON-GAAP OPERATING EXPENSES

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Operating expenses, as reported	$654.3	$584.9	$1,941.8	$1,681.3
Share-based compensation expense	(37.8)	(36.0)	(113.7)	(99.3)
Acquisition-related costs	(10.2)	(5.4)	(24.9)	(38.9)
IT security remediation	(0.7)	—	(5.7)	—
Amortization of acquired intangible assets	(248.7)	(193.7)	(745.4)	(497.2)
Special charges (income) and other, net	(17.8)	1.3	(29.5)	(57.0)
Non-GAAP operating expenses	$339.1	$351.1	$1,022.6	$988.9
Non-GAAP operating expenses as a percentage of net sales	26.4%	25.5%	25.9%	24.6%

RECONCILIATION OF GAAP OPERATING INCOME TO NON-GAAP OPERATING INCOME

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Operating income, as reported	$131.2	$194.7	$486.4	$429.6
Share-based compensation expense	43.5	39.4	129.5	110.2
Acquisition-related costs	10.2	5.4	24.9	39.1
IT security remediation	0.7	—	5.7	—
Excess capacity charges to normalize acquired inventory levels	—	—	—	2.3
Acquired inventory valuation costs	—	74.3	—	363.9
Amortization of acquired intangible assets	248.7	193.7	745.4	497.2
Special charges (income) and other, net	17.8	(1.3)	29.5	57.0
Non-GAAP operating income	$452.1	$506.2	$1,421.4	$1,499.3
Non-GAAP operating income as a percentage of net sales	35.1%	36.8%	36.0%	37.3%

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RECONCILIATION OF GAAP OTHER EXPENSE, NET TO NON-GAAP OTHER EXPENSE, NET

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Other expense, net, as reported	$(120.6)	$(139.6)	$(381.8)	$(376.1)
Loss on settlement of debt	—	0.2	2.0	4.3
Non-cash other expense, net	31.1	29.2	91.6	94.6
Losses (gains) on available-for-sale investments	—	0.6	(1.1)	6.7
Non-GAAP other expense, net	$(89.5)	$(109.6)	$(289.3)	$(270.5)
Non-GAAP other expense, net, as a percentage of net sales	(7.0)%	(8.0)%	(7.3)%	(6.7)%

RECONCILIATION OF GAAP INCOME TAX BENEFIT TO NON-GAAP INCOME TAX PROVISION

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Income tax (benefit) provision, as reported	$(300.5)	$5.8	$(366.1)	$(127.9)
Income tax rate, as reported	(2,834.9)%	10.5%	(350.0)%	(240.0)%
Other non-GAAP tax adjustment	322.3	8.9	434.1	173.9
Non-GAAP income tax provision	$21.8	$14.7	$68.0	$46.0
Non-GAAP income tax rate	6.0%	3.7%	6.0%	3.7%

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RECONCILIATION OF GAAP NET INCOME AND GAAP DILUTED NET INCOME PER COMMON SHARE TO NON-GAAP NET INCOME AND NON-GAAP DILUTED NET INCOME PER COMMON SHARE

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net income, as reported	$311.1	$49.2	$470.7	$181.2
Share-based compensation expense	43.5	39.4	129.5	110.2
Acquisition-related costs	10.2	5.4	24.9	39.1
IT security remediation	0.7	—	5.7	—
Excess capacity charges to normalize acquired inventory levels	—	—	—	2.3
Acquired inventory valuation costs	—	74.3	—	363.9
Amortization of acquired intangible assets	248.7	193.7	745.4	497.2
Special charges (income) and other, net	17.8	(1.3)	29.5	57.0
Loss on settlement of debt	—	0.2	2.0	4.3
Non-cash other expense, net	31.1	29.2	91.6	94.6
Losses (gains) on available-for-sale investments	—	0.6	(1.1)	6.7
Other non-GAAP tax adjustment	(322.3)	(8.9)	(434.1)	(173.9)
Non-GAAP net income	$340.8	$381.8	$1,064.1	$1,182.6
Non-GAAP net income as a percentage of net sales	26.5%	27.8%	27.0%	29.4%
GAAP net income as a percentage of net sales	24.2%	3.6%	11.9%	4.5%
Diluted net income per common share, as reported	$1.20	$0.20	$1.84	$0.73
Non-GAAP diluted net income per common share	$1.32	$1.56	$4.16	$4.74
Diluted common shares outstanding, as reported	258.3	244.6	255.8	249.5
Diluted common shares outstanding non-GAAP	258.3	244.6	255.8	249.5

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Microchip Technology Reports
Third Quarter Fiscal 2020
Financial Results

Microchip will host a conference call today, February 4, 2020 at 5:00 p.m. (Eastern Time) to discuss this release. This call will be simulcast over the Internet at www.microchip.com. The webcast will be available for replay until February 18, 2020.

A telephonic replay of the conference call will be available at approximately 8:00 p.m. (Eastern Time) on February 4, 2020 and will remain available until 5:00 p.m. (Eastern Time) on February 18, 2020. Interested parties may listen to the replay by dialing 719-457-0820 and entering access code 9230509.

Cautionary Statement:

The statements in this release relating to continuing to introduce a steady stream of new and innovative microcontroller, analog and FPGA solutions that we believe position us well for future growth, that the Coronavirus situation is rapidly evolving, that we have taken preventive measures to help ensure the safety of our employees and have completed a first pass assessment of our supply chain and currently believe our risk is low, that it is too early to determine the impact to our customers as many of them are still not back from their holidays, that we continue to actively monitor the progression of the Coronavirus events and plan to take additional actions as needed, that we will continue to use substantially all of our excess cash generation after dividends to reduce the amount of debt on our balance sheet as quickly as possible, experiencing an increased level of customer requested expedited shipments, calling the December 2019 quarter as the bottom of the cycle for Microchip, that we estimate our net sales in the March 2020 quarter to be up between 2% and 9% sequentially, that the midpoint of our guidance for the March 2020 quarter reflects what we believe our business can deliver, assuming no extraordinary events, that the wider than normal guidance range is to help account for the uncertainty associated with the evolving Coronavirus situation, that we are still in the early days of how this situation is playing out, that we have no way to model how the rest of the quarter will play out for the Coronavirus situation, and what the consequent business impact may be, that we believe that our guidance range incorporates our best judgment for the possible scenarios, our fourth quarter fiscal 2020 guidance for net sales and GAAP and non-GAAP gross margin, operating expenses, operating income, other expense, net, income taxes, net (loss) income, diluted common shares outstanding, (loss) earnings per diluted share, expected inventory days in the March 2020 quarter, capital expenditures for the March 2020 quarter and for all of fiscal 2020, continuing to invest to support the growth of our production capabilities for fast-growing new products and technologies and to bring in-house more of the assembly and test operations that are currently outsourced, our belief that our end-market demand metric reflects true end-market demand based on when product is sold to direct customers or by our distributors to an end customer and our assumed average stock price in the March 2020 quarter are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to: any continued economic uncertainty due to monetary

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Microchip Technology Reports
Third Quarter Fiscal 2020
Financial Results

policy, political, geopolitical, trade or other issues in the U.S. or internationally, any unexpected fluctuations or weakness in the U.S. and global economies (including China), changes in demand or market acceptance of our products and the products of our customers; our ability to successfully integrate the operations and employees, retain key employees and customers and otherwise realize the expected synergies and benefits of our acquisitions; the impact of current and future changes in U.S. corporate tax laws (including the Tax Cuts and Jobs Act of 2017), foreign currency effects on our business; the mix of inventory we hold and our ability to satisfy short-term orders from our inventory; changes in utilization of our manufacturing capacity and our ability to effectively manage and expand our production levels; competitive developments including pricing pressures; the level of orders that are received and can be shipped in a quarter; changes or fluctuations in customer order patterns and seasonality; the impact of any future significant acquisitions that we may make; our ability to obtain a sufficient supply of wafers from third party wafer foundries and the cost of such wafers, the costs and outcome of any current or future litigation or other matters involving our Microsemi acquisition, the Microsemi business, intellectual property, customers, or other issues; the costs and outcome of any current or future tax audit or investigation regarding our business or the business of Microsemi, our actual average stock price in the March 2020 quarter and the impact such price will have on our share count; fluctuations in our stock price and trading volume which could impact the number of shares we acquire under our share repurchase program and the timing of such repurchases; disruptions in our business or the businesses of our customers or suppliers due to natural disasters (including any floods in Thailand), terrorist activity, armed conflict, war, worldwide oil prices and supply, public health concerns (including the Coronavirus) or disruptions in the transportation system; and general economic, industry or political conditions in the United States or internationally.

For a detailed discussion of these and other risk factors, please refer to Microchip's filings on Forms 10-K and 10-Q. You can obtain copies of Forms 10-K and 10-Q and other relevant documents for free at Microchip's website (www.microchip.com) or the SEC's website (www.sec.gov) or from commercial document retrieval services.

Stockholders of Microchip are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. Microchip does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this February 4, 2020 press release, or to reflect the occurrence of unanticipated events.

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Microchip Technology Reports
Third Quarter Fiscal 2020
Financial Results

About Microchip:

Microchip Technology Incorporated is a leading provider of smart, connected and secure embedded control solutions. Its easy-to-use development tools and comprehensive product portfolio enable customers to create optimal designs, which reduce risk while lowering total system cost and time to market. The company's solutions serve more than 120,000 customers across the industrial, automotive, consumer, aerospace and defense, communications and computing markets. Headquartered in Chandler, Arizona, Microchip offers outstanding technical support along with dependable delivery and quality. For more information, visit the Microchip website at www.microchip.com.

Note: The Microchip name and logo, the Microchip logo, PolarFire ad Adapttec are registered trademarks of Microchip Technology Inc. in the USA and other countries. All other trademarks mentioned herein are the property of their respective companies.

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